Exhibit 99.1

For Further Information: Michael W. McCarthy Director – Investor Relations Office: (978) 262-2459 michael.mccarthy@brooks.com
Press Release

For Immediate Release
April 4, 2008
Brooks Automation Appoints Dr. C.S. Park to Its Board of Directors
CHELMSFORD, MASSACHUSETTS April 4, 2008 — Brooks Automation, Inc. (NASDAQ: BRKS) today announced that Dr. C.S. Park, a former Chairman and CEO of Maxtor Corporation and Hynix Semiconductor Inc., has been appointed to serve as a member of the Company’s Board of Directors, effective immediately. In connection with the appointment of Dr. Park, the Brooks Board of Directors was expanded from eight to nine members.
Joseph R. Martin, Chairman of the Brooks Board of Directors, stated; “C.S. Park has extensive executive and board experience with companies in the semiconductor, computer and hard disk drive industries. The esteem with which he is held within the markets that Brooks serves, as well as in adjacent markets, is second to none. As our opportunities to service an increasing number of Asian based customers grows, his broad based technology industry insights and first hand regional knowledge will enable this Board to better serve both those customers and our shareholders.”
Dr. Park brings a unique set of experiences from a career spanning four decades in the global electronics industry. From September 1996 through February 2000, he served as Chairman, President and CEO of Hyundai Electronics America in San Jose, California. He held the position of Chairman, President and CEO of Hynix Semiconductor Inc. in Seoul, South Korea from March 2000 through May 2002. Dr. Park also served as Chairman of Maxtor Corporation from May 1998 until it was acquired by Seagate Technology in 2006. He continues to serve on the Seagate’s board of directors. In addition to his corporate experiences, Dr. Park has also served as a Management Consultant at Ernst & Young Consulting Inc. in Seoul, South Korea, as well as a Managing Director, Investment Partner, and Senior Advisor to H&Q Asia Pacific, a private equity firm based in Palo Alto, California.
In addition to his current position as a board member at Seagate Technology, Dr. Park also serves on the boards of Computer Sciences Corporation, Ballard Power Systems Inc., and Smart Modular Technologies, Inc.
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About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks’ products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information see www.brooks.com.
08-07